Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-163511

October 4, 2011

ProShares®
The Alternative ETF Company.℠

Product Guide

Volatility, Commodity and Currency ETFs

As of 10/2011

Short ProShares

ETFs seeking the inverse, or multiple of the inverse, of a single-day return of a benchmark.

ProShares ETF / Index or Benchmark	Daily Objective*	Trading Symbol**	Bloomberg Index Symbol
SHORT COMMODITY			
UltraShort DJ-UBS Commodity Dow Jones-UBS Commodity℠	-2x	CMD	DJUBS
UltraShort DJ-UBS Crude Oil Dow Jones-UBS Crude Oil Sub-Index℠	-2x	SCO	DJUBSCL
UltraShort DJ-UBS Natural Gas Dow Jones-UBS Natural Gas Sub-Index℠ NEW†	-2x	KOLD	DJUBSNG
UltraShort Gold London PM Gold Fixing	-2x	GLL	GOLDLNPM
UltraShort Silver London Silver Fixing	-2x	ZSL	SLVRLN
SHORT CURRENCY			
UltraShort Euro EUR/USD 4:00 pm ET exchange rate	-2x	EUO	—
UltraShort Yen JPY/USD 4:00 pm ET exchange rate	-2x	YCS	—

Ultra ProShares

ETFs seeking a multiple of a single-day return of a benchmark.

ProShares ETF / Index or Benchmark	Daily Objective*	Trading Symbol**	Bloomberg Index Symbol
ULTRA COMMODITY			
Ultra DJ-UBS Commodity Dow Jones-UBS Commodity℠	2x	UCD	DJUBS
Ultra DJ-UBS Crude Oil Dow Jones-UBS Crude Oil Sub-Index℠	2x	UCO	DJUBSCL
Ultra DJ-UBS Natural Gas Dow Jones-UBS Natural Gas Sub-Index℠ NEW†	2x	BOIL	DJUBSNG
Ultra Gold London PM Gold Fixing	2x	UGL	GOLDLNPM
Ultra Silver London Silver Fixing	2x	AGQ	SLVRLN
ULTRA CURRENCY			
Ultra Euro EUR/USD 4:00 pm ET exchange rate	2x	ULE	—
Ultra Yen JPY/USD 4:00 pm ET exchange rate	2x	YCL	—

Volatility ProShares

ETFs providing exposure to equity market volatility.

ProShares ETF / Index or Benchmark	Daily Objective*	Trading Symbol**	Bloomberg Index Symbol
VIX Short-Term Futures ETF S&P 500® VIX® Short-Term Futures Index	—	VIXY	SPVXSPID
VIX Mid-Term Futures ETF S&P 500® VIX® Mid-Term Futures Index	—	VIXM	SPVXMPID
Ultra VIX Short-Term Futures ETF S&P 500® VIX® Short-Term Futures Index NEW†	2x	UVXY	SPVXSPID
Short VIX Short-Term Futures ETF S&P 500® VIX® Short-Term Futures Index NEW†	-1x	SVXY	SPVXSPID

*Before fees and expenses.
**Add .IV after ticker symbol for IOPV/IIV symbol.
†Launched since 4/2011.

For our complete list of alternative ETFs, please visit proshares.com

Short or Ultra ProShares ETFs seek returns that are 2x, -1x or -2x the return of an index or other benchmark (target) ***for a single day***, as measured from one NAV calculation to the next. Due to the compounding of daily returns, Short or Ultra ProShares' returns over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. Investors should monitor their holdings consistent with their strategies, as frequently as daily. For more on correlation, leverage and other risks, please read the prospectus. **Investing involves substantial risk, including loss of principal.** ProShares are non-diversified and entail certain risks, including risk associated with the use of derivatives (swap agreements, futures contracts and similar instruments), imperfect benchmark correlation, leverage and market price variance. These risks may pose risks different from, or greater than, those associated with a direct investment in the securities underlying the funds' benchmarks, can increase volatility, and may dramatically decrease performance. **There is no guarantee any ProShares ETF will achieve its investment objective.** ProShares are not suitable for all investors.

These ETFs are not investment companies regulated under the Investment Company Act of 1940 and are not afforded its protections. Investing in these ETFs involves significant risks. Investors could lose all or substantially all of their investment. ProShares Trust II (the issuer) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling toll-free 866-PRO-5125, or visit proshares.com. These ETFs do not invest directly in commodities or currencies. These funds may have different tax implications and generate a K-1 tax form. **This information must be accompanied or preceded by a current ProShares Trust II Prospectus.**

"Standard & Poor's®," "S&P®," "S&P 500®," "Standard & Poor's 500," "S&P 500® VIX® Short-Term Futures Index™" and "S&P 500® VIX® Mid-Term Futures Index™" are trademarks of Standard & Poor's Financial Services LLC ("S&P"). "Dow Jones Index," "DJ," "Dow Jones-UBS Commodity Indexes℠" and the names identifying each of the individual "Dow Jones-UBS Subindexes℠" are service marks of Dow Jones Trademark Holdings, LLC ("Dow Jones"), UBS Securities, LLC and UBS AG ("UBS AG"), as the case may be. All have been licensed for use by ProShares. "VIX®" is a trademark of the Chicago Board Options Exchange, Incorporated ("CBOE") and CBOE has agreed that S&P may use the "VIX®" trademark in the names of the Indexes as licensed to ProShares. "Dow Jones Indexes" is the marketing name and a licensed trademark of CME Group Index Services LLC ("CME Indexes"). "Dow Jones Indexes" is a service mark of Dow Jones Trademark Holdings, LLC ("Dow Jones") and has been licensed to CME Indexes. ProShares have not been passed on by these entities or their subsidiaries or affiliates as to their legality or suitability. ProShares are not sponsored, endorsed, sold or promoted by these entities or their subsidiaries or affiliates, and they make no representation regarding the advisability of investing in ProShares. THESE ENTITIES AND THEIR SUBSIDIARIES AND AFFILIATES MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO PROSHARES. ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the funds' sponsor.

© 2011 PSA 2011-4005